Exhibit 99.1

Basin Water Granted Extension from Nasdaq for

Second and Third Quarter 2008 Form 10-Q Filings and All Required Restatements

Rancho Cucamonga, CA (November 11, 2008) – Basin Water, Inc. (NASDAQ: BWTR) announced today that, on November 10, 2008, the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company continued listing on The Nasdaq Global Market provided that the Company files its quarterly reports on Form 10-Q for the periods ended June 30, 2008 and September 30, 2008 and any restatements of prior periods that may be required by February 10, 2009. The Panel has advised the Company that if it is unable to meet the deadline, the Panel will issue a determination to delist the Company’s shares from The Nasdaq Stock Market.

On August 11, 2008, the Company announced that it was unable to file its quarterly report on Form 10-Q for the period ended June 30, 2008 pending the completion of an inquiry by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) relating to the Company’s accounting for certain transactions. On August 14, 2008, the Company received a notice from the Nasdaq Listing Qualifications Staff stating that the Company’s common stock is subject to potential delisting from Nasdaq due to the Company’s failure to file its quarterly report on Form 10-Q for the period ended June 30, 2008. As permitted by Nasdaq rules, the Company requested a hearing before the Panel to review the Nasdaq Staff Determination. At that hearing, the Company requested additional time to file the necessary reports to regain compliance with Nasdaq’s filing requirement.

As previously announced, the Audit Committee concluded that the Company incorrectly accounted for certain specific transactions in 2006 and 2007 and, as a result, the Company will restate its financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, including each of the fiscal quarters in 2006 and 2007, and for the fiscal quarter ended March 31, 2008.

In addition, on November 10, 2008, the Company filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission disclosing that it is unable to timely file its quarterly report on Form 10-Q for the period ended September 30, 2008. On November 11, 2008, the Company received notice from the Nasdaq Stock Market, Inc. Listing Qualifications Staff of an additional basis of non-compliance with the Nasdaq rules due to the Company’s failure to file its quarterly report on Form 10-Q for the quarter ended September 30, 2008 on a timely basis. The Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires the timely filing with Nasdaq of all reports and other documents filed or required to be filed with the SEC.

Until the restatement of the Company’s financial statements for the fiscal years ended December 31, 2006 and December 31, 2007 and for the fiscal quarter ended March 31, 2008, is complete, the Company will be unable to file its periodic reports for the quarters ended June 30, 2008 and September 30, 2008. The Company is working diligently to complete these restated financial statements, as well as the quarterly reports on Form 10-Q for the periods ended June 30, 2008 and September 30, 2008 by the Panel’s deadline, but there can be no assurances that it will be able to do so.

About Basin Water

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, industrial process water and air streams from municipal and industrial sources. It provides reliable sources of drinking water for many communities, and the ability to comply with environmental standards and recover valuable resources from process and waste water streams. Basin Water has developed proprietary, scalable ion-exchange, biological and other treatment systems that effectively process contaminated water and air in an efficient, flexible and cost effective manner. Additional information may be found on the Company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend,” “anticipate” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the completion and results of the Audit Committee’s ongoing review of the Company’s accounting practices for certain transactions, additional accounting or other issues identified in connection with the ongoing review, finalization of the restatements described above and the audit and review of such matters by the Company’s independent registered public accounting firm, negative reactions from the Company’s stockholders, creditors or customers to the Company’s restatement of its financial statements, the scope and impact of any restatement of the Company’s financial statements, the existence of other errors that may require further adjustment of the Company’s financial statements, the impact and result of any litigation, investigation or other action by The Nasdaq Stock Market, the SEC, any other governmental agency or other parties related to the Company’s restatement of its financial statements, the Company’s ability to file its quarterly reports by the Nasdaq panel deadline, the Company’s ability to manage its capital to meet future liquidity needs, the effectiveness of any cost-saving measures by the Company, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, the Company’s ability to identify and consummate other acquisition opportunities that improve the Company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to enter into service and maintenance contracts with system sales, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, and changes in the board of directors and management members. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Contact:

Basin Water, Inc.

W. Christopher Chisholm

Vice President & Chief Financial Officer

909-481-6800

www.basinwater.com